Exhibit 99.1

Karat Packaging’s COO/Director to Retire;

Company Appoints Chief Revenue Officer

CHINO, Calif., Aug. 31, 2023 –Karat Packaging Inc. (Nasdaq: KRT) (the “Company” or “Karat”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced that its Chief Operating Officer, Joanne Wang, will retire as an officer effective December 1, 2023. Wang also will relinquish her seat on the Company’s five-person board, which will remain vacant until a successor is appointed.

“Joanne was among Karat’s first employees and played an instrumental role in the Company’s growth and development over the past twenty-plus years,” said Alan Yu, Chief Executive Officer. “Joanne’s dedication, mentorship, and distinguished contribution will always be appreciated and remembered. We wish her well in her future endeavors.

Karat also announced the appointment of Daniel Quire as Chief Revenue Officer, a newly created position. Quire most recently was the Company’s Vice President of Sales, with more than a decade of sales management experience in the foodservice sector. Previously, Quire was with Bunzl Distribution N.A. for over 10 years, most recently as Sales Manager.

“Daniel has been an integral part of the Company’s growth since joining Karat in 2018. As we continue to implement our strategic initiatives to reduce our manufacturing footprint in California and increase import items, Joanne’s operational duties will be divided among several key team members, focusing on manufacturing in Texas and distribution centers nationwide, as well as technology advancement for our business operations.” Yu added.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin/Roger Pondel

310-279-5980

ir@karatpackaging.com